Exhibit 99.1

Beam Global Reports First Quarter 2023 Operating Results

Record Revenues, Positive Gross Margin, $5M cash at time of reporting

SAN DIEGO, CA – May 15, 2023 – Beam Global, (Nasdaq: BEEM, BEEMW), (the “Company”), the leading provider of innovative sustainable products and technologies for electric vehicle (EV) charging, energy storage, energy security and outdoor media, today announced operating results for the quarter ended March 31, 2023.

Q1 2023 and Recent Company Highlights

•	Record revenues of $13M, a 245% increase over Q1 2022 and 65% increase over prior quarter
•	Positive GAAP gross profit and further 2% pro forma gross margin excluding non-cash amortization
•	Beam Global has approximately $5M in cash in the bank at time of reporting
•	Record ending Q1 backlog of $52M
•	Record Q1 order pipeline of $117M - $132M at time of reporting
•	Record Q1 EV ARC™ unit deployments; increased 233% YOY, increased 92% from Q4 2022
•	Record Q1 for new purchase orders of $5.45M; 51% government and 49% commercial
•	Increased EV ARC™ sales price by 8.25% as of May 1, 2023 in face of extraordinary demand to further improve gross profits in future periods
•	Full $100M line of credit available and unused
•	Beam Global remains debt free

“The Beam Team produced 3 times more EV ARC™ systems in Q1 of 2023 than in the same period in the prior year, demonstrating that we can deliver on the extraordinary growth in sales that we are experiencing. In fact, the first quarter wasn’t just the best quarter in our history, it was better than any full year except 2022. We generated a positive gross profit after improving gross profitability companywide by 8.1%, though we are not yet seeing the benefits of disinflation. Excluding non-cash amortization in cost of goods sold, our margins would be at 2% of revenues. Our engineering team has identified approximately $12,000 per EV ARC™ in further savings which, when combined with our recent price increase, will improve our gross profitability on a base model by approximately another 24%. We anticipate these improvements starting to impact our profitability in a minor way starting in the 2rd quarter. We have approximately $5M in cash in the bank today and we have not utilized our $100M credit facility,” said Desmond Wheatley, CEO of Beam Global. “Despite elements of seasonality in our sales cycle, the sales team has continued to execute, delivering a record Q1 of orders and building our pipeline to the highest it has ever been at this time of the year. We are executing across the board and look forward to breaking more records in the coming periods.”

First Quarter 2023 Financial Summary

Revenues

For the first quarter of 2023, Beam Global reported record revenues of $13.0 million, a 245% increase over the same period in 2022 and a 65% increase over the prior quarter. The increase in revenues resulted primarily from growth in deliveries to federal agencies. In addition, we generated revenues of $1.8 million from our energy storage sales.

Gross Profit

Gross profit for the quarter ended March 31, 2023 was $0.005 million, or 0.04% of sales, compared to a gross loss of $0.3 million, or 8% of sales in the first quarter of the prior year. As a percentage of sales, the gross profit improved by 8.1% despite material cost increases for steel and other components due to supply chain shortages and inflationary pressures, and the inclusion of $.2 million of non-cash intangible amortization. Improvements in gross profitability are primarily due to increased production levels resulting in favorable fixed overhead absorption, improved labor efficiency and engineering improvements.

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Operating Expenses

Operating Expenses were $3.8 million for the first quarter of 2023, compared to $2.0 million for the same period in the prior year, an improvement of 22% of revenue, year over year. Operating expenses in Q1 2022 included only one month of expenses for our battery operation based on a March 2022 acquisition date. This accounts for approximately $0.5 million of the increase. In addition, we increased $0.4 million for R&D salaries and expenses, $0.3 million for non-cash compensation expense, $0.3 million for audit fees, and $0.3 million for admin salaries and bonus expense.

Net Loss

Net loss was $3.8 million for the three months ended March 31, 2023, compared to $2.3 million for the first quarter of 2022. These quarters included non-cash expense items such as depreciation, intellectual property amortization and non-cash compensation expense of $0.9 million and $0.4 million, respectively. Net loss excluding these expenses was $2.9 million and $1.9 million, respectively.

Cash and Working Capital

At March 31, 2023, we had cash of $1.0 million, compared to $1.7 million at December 31, 2022. The cash decrease was primarily due to cash components of the net loss and increases in accounts receivable, partially offset by an increase in accounts payable. Our working capital decreased from $6.8 million to $5.5 million from December 31, 2022 to March 31, 2023. The working capital balance is reduced by current liabilities of $6.8 million for contingent consideration related to our 2022 AllCell Technologies acquisition, and $0.6 million for capitalized lease liability, both of which are non-cash. When subtracting these non-cash current liabilities, our working capital is $12.9 million.

Conference Call Today at 4:30 PM ET

Management will host a conference call on Monday May 15, 2023 at 4:30 PM ET to review financial results and provide an update on corporate developments. Following management’s formal remarks, there will be a question-and-answer session.

Participants can register for the conference through the following link:

https://dpregister.com/sreg/10178857/f96b13112a

Please note that registered participants will receive their dial in number upon registration.

Those without internet access or unable to pre-register may dial in by calling:

PARTICIPANT DIAL IN (TOLL FREE): 1-844-739-3880

PARTICIPANT INTERNATIONAL DIAL IN: 1-412-317-5716

Please ask to be joined into the Beam Global call.

A webcast archive is available for 3 months following the call at the following URL: https://event.choruscall.com/mediaframe/webcast.html?webcastid=f0pZtTjo

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About Beam Global

Beam Global is a clean technology leader providing innovative, sustainable products and technologies for electric vehicle (EV) charging, energy storage, energy security and outdoor media. Core platforms include Beam EV ARC™ and Solar Tree® sustainable EV charging systems, Beam AllCell™ high-performance energy storage solutions, energy resiliency and disaster preparedness products and a deep patent library.

Beam EV ARC™ EV charging infrastructure systems support any quality brand EV charging service equipment, and Beam AllCell™ battery solutions power micro-mobility, terrestrial EVs, aviation, maritime and recreational vehicles as well as stationery and energy-security platforms.

Beam develops, patents, designs, engineers and manufactures unique and advanced clean mobility solutions that protect the environment, save customers time and money, empower communities and keep people moving. Based in San Diego and Chicago, the company produces Made-in-America products with the mission to Lead the World to Clean Mobility. Beam Global is listed on Nasdaq under the symbols BEEM and BEEMW. For more information visit BeamForAll.com, LinkedIn, YouTube and Twitter.

Forward-Looking Statements

This Beam Global Press Release contains forward-looking statements including but not limited to statements about the Company’s belief about its future profitability. All statements in this Press Release other than statements of historical facts are forward-looking statements. Forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “target,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may,” or other words and similar expressions that convey the uncertainty of future events or results.

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Investor Relations:

Core IR

+1 516-222-2560

IR@BeamForAll.com

Media Contact:

Next PR

+1 813-526-1195

Press@BeamForAll.com

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Beam Global

Condensed Balance Sheets

(In thousands)

	March 31,
	2023	December 31,
	(Unaudited)	2022
ASSETS
Current assets
Cash	$990	$1,681
Accounts receivable	6,882	4,429
Prepaid and other current assets	2,839	1,579
Inventory, net	12,745	12,246
Total current assets	23,456	19,935

Property and equipment, net	1,714	1,548
Operating lease right of use asset	1,477	1,638
Goodwill	4,600	4,600
Intangible assets, net	9,673	9,947
Deposits	62	62
Total assets	$40,982	$37,730

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$7,080	$2,865
Accrued expenses	2,578	1,687
Sales tax payable	13	33
Deferred revenue, current	871	1,183
Contingent consideration, current	6,776	6,776
Operating lease liabilities, current	613	628
Total current liabilities	17,931	13,172

Deferred revenue, noncurrent	273	266
Contingent consideration, noncurrent	2	15
Operating lease liabilities, noncurrent	924	1,070
Total liabilities	19,130	14,523

Total stockholders' equity	21,852	23,207
Total liabilities and stockholders' equity	$40,982	$37,730

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Beam Global

Condensed Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	For the Three Months Ended
	March 31,
	2023	2022

Revenues	$13,020	$3,770
Cost of revenues	13,015	4,075
Gross loss	5	(305)

Operating expenses	3,846	1,975
Loss from operations	(3,841)	(2,280)

Total other income, net	11	2

Loss before income tax expense	(3,830)	(2,278)
Income tax expense	1	–
Net loss	$(3,831)	$(2,278)

Net loss per share - basic and diluted	$(0.38)	$(0.24)
Weighted average shares outstanding - basic and diluted	10,214	9,309

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